Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Hyatt Hotels Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Debt	5.050% Senior Notes due 2028	Rule 457(r)	$500,000,000	99.905%	$499,525,000	0.00015310	$76,477.28

	Debt	5.750% Senior Notes due 2032	Rule 457(r)	$500,000,000	99.936%	$499,680,000	0.00015310	$76,501.01

	Total Offering Amounts					$999,205,000		$152,978.29

	Net Fee Due							$152,978.29

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statement on Form
S-3
(No.
333-274272),
in accordance with Rules 456(b) and 457(r) under the Securities Act.